Exhibit 99.1

For press:
Tucker Walsh	Donna Custance	Matt Mendolera
ATG	CleverSet	Matter Communications
617-386-1159	206-965-8737	978-499-9250 x243
twalsh@atg.com	donna@cleverset.com	atg@matternow.com

For investors:
Kim Maxwell
ATG
617-386-1006
kmaxwell@atg.com
ATG Completes Acquisition of CleverSet
CAMBRIDGE, Mass. – February 6, 2008 – ATG (Art Technology Group, Inc., NASDAQ: ARTG), today announced that it has completed its acquisition of CleverSet in a transaction valued at approximately $9 million in cash.
On January 22, 2008, ATG announced a definitive agreement to acquire privately held CleverSet, a technology leader in the rapidly growing field of automated personalization engines, used to optimize e-commerce experiences by presenting visitors with relevant recommendations and information. CleverSet’s next-generation technology has been shown to significantly lift e-commerce revenue by increasing conversion rates and order size.
The CleverSet offering expands ATG’s eStara e-commerce optimization services. These services – which include Click to Call, Click to Chat, Call Tracking and now, automated personalization – are delivered via a Software-as-a-Service (SaaS) model and can be easily added to any Web site, whether built on the ATG platform or any other Web technology.
ATG will retain both CleverSet offices, which are located in Corvallis, Oregon and Seattle. Todd Humphrey, former CEO of CleverSet, will assume the role of VP, OnDemand Personalization, reporting to ATG’s CEO, Bob Burke. CleverSet co-founder Bruce D’Ambrosio, Ph.D., will become VP and chief architect, OnDemand Personalization, and report to Ken Volpe, ATG’s SVP of products and technology. CleverSet’s other co-founder, Jane Jorgensen, Ph.D., has been named principal scientist at ATG and will also report to Volpe. All other CleverSet employees have also been offered positions with ATG.
“Personalization has always been a key part of ATG’s market leading commerce offerings. Now merchants can have the best of both worlds: ATG’s current rules- and scenario-based personalization when they know what offers and information are best to present to their different customer segments, and CleverSet’s automated personalization when they don’t,” said Burke. “With both of these technologies, we believe we now have the most comprehensive personalization solution that exists today.”

Two Approaches to Personalization
•	The rules-based personalization in ATG’s e-commerce platform is the optimal choice for creating a dynamic site that tailors itself to the needs of well-defined segments of customers – for example, showing one set of images or product groups to fashion-conscious shoppers and other images and products to bargain shoppers. It gives merchants total control over offers and allows them to apply their merchandising strategy to search results.

•	CleverSet delivers automated personalized product recommendations. Its patented technology “learns” what recommendations are best. Since it is automated, merchants need not be involved. It does not require knowledge of customer segments or their behavior and takes minimal time to initiate and manage. Because it is a SaaS offering, online sellers can quickly and easily implement CleverSet alone or as a complement to their existing personalization efforts.
About ATG
ATG (Art Technology Group, Inc., NASDAQ: ARTG) provides the e-commerce platform and e-commerce optimization services that the world’s most customer-conscious companies use to power their e-commerce Web sites, attract prospects, convert them to buyers and ensure their satisfaction so they become loyal, repeat, profitable customers. Our e-commerce suite is ranked the #1 current offering and #1 in strategy by the industry’s most influential analyst firms, and powers more of the top 300 internet retailers than any other vendor. Our eStara brand of
e-commerce optimization services – including the world’s most widely used click to call offering – dramatically increase conversions and order size and enhance customer support. ATG’s solutions are used by over 900 major brands, including AT&T, Best Buy, Bulgari, Coca Cola, Continental Airlines, CVS, Dell, Diane von Furstenberg, DirecTV, eLuxury, El Corte Ingles, Expedia, France Telecom, Harvard Business School Publishing, Hewlett-Packard, Hilton, HSBC, Intuit, Jenny Craig, Louis Vuitton, Macy’s, Mercedes Benz, Meredith, Microsoft, Neiman Marcus, New York & Company, Nokia, NutriSystem, OfficeMax, PayPal, Philips, Procter & Gamble, Sears, Sony, Symantec, Target,
T-Mobile, Tommy Hilfiger, Urban Outfitters, Verizon, Viacom, Vodafone and Walgreens.
This press release contains forward-looking statements about the company’s estimated revenue and earnings. These statements involve known and unknown risks and uncertainties that may cause ATG’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These risks include the effect of weakened or weakening economic conditions or perceived conditions on the level of spending by customers and prospective customers for ATG’s software and services; financial and other effects of cost control measures; quarterly fluctuations in ATG’s revenues or other operating results; customization and deployment delays or errors associated with ATG’s products; the risk of longer sales cycles for ATG’s products and ATG’s ability to conclude sales based on purchasing decisions that are delayed; satisfaction levels of customers regarding the implementation and performance of ATG’s products; ATG’s need to maintain, enhance, and leverage business relationships with resellers and other parties who may be affected by changes in the economic climate; ATG’s ability to attract and maintain qualified executives and other personnel and to motivate employees; activities by ATG and others related to the protection of intellectual property; potential adverse financial and other effects of litigation (including intellectual property infringement claims) and the release of competitive products and other activities by competitors. Further details on these risks are set forth in ATG’s filings with the Securities and Exchange Commission (SEC), including the company’s annual report on Form 10-K for the period ended December 31, 2006, and its quarterly report on Form 10-Q for the period ended September 30, 2007, as filed with the SEC. These filings are available free of charge on a website maintained by the SEC at http://www.sec.gov.